                                                                   EXHIBIT 10.11

                                 CONNECT, INC
                           Software License Agreement

This Software License Agreement ("Agreement") is entered into as of November 7, 1995 (the "Effective Date") by and between CONNECT, Inc., a California corporation, with principal offices at 515 Ellis Street, Mountain View, CA 94043-2242 ("CONNECT") and PhotoDisc Inc., a Washington corporation, with principal offices at 2013 Fourth Avenue, Fourth Floor, Seattle, Washington 98121 ("Customer").

                                   Background
     A. Customer wishes to license certain computer programs and related documentation from CONNECT for use in Customer's operations.

     B. CONNECT wishes to license those computer programs and related documentation to Customer.

Now Therefore, in consideration of their mutual promises and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows.

                            Section 1 - Definitions
The following defined terms, and other capitalized terms defined herein, shall govern the interpretation of the Agreement:

     1.1 "CONNECT Software" means the OneServer Software and the OneManager Software.

     1.2 "Designated Platform" means the computer central processing unit ("CPU") and operating system software located at the installed location designated on Exhibit A to this Agreement, which will be the only CPU and operating system on which, and the only location at which, the CONNECT Software is licensed for installation and use under this Agreement, except as otherwise provided below. Customer and CONNECT agree and acknowledge that the Designated Platform and the CPUs designated as alternates on Exhibit A does and is required to conform to the standard of a four Concurrent User class license with respect to CONNECT Software and Third Party Software. Customer may request additional processors, or a change of CPU, subject to the payment of additional license fees if the Designated Platform CPU is in a different CONNECT or third party software license class. If Customer has entered into a Hosting Agreement with CONNECT, during the term of the Hosting Agreement, the Designated Platform shall be the CPU and operating system software provided by CONNECT pursuant to the Hosting Agreement.

     1.3 "Documentation" means any User Documentation provided with the Licensed Software.

     1.4 "Licensed Software" means the CONNECT Software and the Third Party Software.

     1.5 "OneManager Software" means the number of copies of CONNECT owned software specified in section 1.1.2 of Exhibit A.

     1.6 "OneServer Software" means the number of copies of CONNECT owned software specified in section 1.1.1 of Exhibit A.

     1.7 "Third Party Software" means the number of copies of the third party owned software sublicensed to Customer by CONNECT as specified in section 1.3 of Exhibit A.

                  Section  2 - License Grants and Ownership
     2.1 CONNECT Software License. Subject to the terms and conditions of this Agreement, CONNECT grants Customer (1) a non-exclusive, non-transferable license, without right of sublicense, to install and execute the OneServer Software in object code format, solely on the Designated Platform and (2) a non-exclusive, non-transferable license, without right of sublicense, to install and use the OneManager Software in object code format on the Designated Platform or any other single CPU.

     2.2(deleted)

                                                                          Page 1
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     2.3   Third Party Software License. Subject to the terms and conditions of this Agreement, CONNECT grants to Customer a non-exclusive, non-transferable license, without right of sublicense, to use the Third Party Software, solely on the Designated Platform. Customer may not make any use of the Third Party Software on its own or with any other program besides the CONNECT Software and the software licensed pursuant to the Custom Application Development Agreement of even date herewith. Customer acknowledges and agrees that CONNECT's licensors for such Third Party Software are intended third party beneficiaries of the terms of this Agreement relating to Customer's use of the Third Party Software and as such have the right to enforce such terms directly against Customer in their own names.

     2.4 Documentation License. Subject to the terms and conditions of this Agreement, CONNECT grants Customer the right to copy and distribute six (6) copies of the Documentation for each copy of the OneServer software licensed to Customer.

     2.5 Archival Copies; Copying; Markings. Customer may make one (1) copy of the Licensed Software for archival purposes. Each copy of the Licensed Software and Documentation is subject to the provisions of this Agreement. Customer may not copy the Documentation except as stated in Section 2.4 or to replace lost or destroyed copies. Additional copies of the Documentation are available from CONNECT for a separate fee. Customer shall report any lost copies of the Documentation to CONNECT. All titles, trademarks, copyright notices and other proprietary markings must be reproduced on all permitted copies of the Licensed Software and Documentation, and Customer will not cause or permit the removal of same.

     2.6 Ownership. Except for the limited licenses and rights granted herein, all rights, title, and interest in the Licensed Software, Third Party Software and Documentation, including without limitation copyright, will remain the property of CONNECT or CONNECT's licensors. All aspects of the Licensed Software and Third Party Software, including without limitation programs, methods of processing, specific design and structure of individual programs and their interaction and unique programming techniques employed therein, as well as screen formats, will remain the sole and exclusive property of CONNECT or its licensors. Customer may not rent, lease, loan, sell or otherwise distribute the Licensed Software, Third Party Software, Documentation or any derivative works based thereon in whole or in part. Customer shall not reverse engineer, decompile or otherwise prepare any derivative works of the Licensed Software or Third Party Software. Customer acknowledges that the Licensed Software, Third Party Software and Documentation are proprietary and contain confidential and valuable trade secrets of CONNECT and its licensors, which Customer agrees to safeguard as provided for under Section 11.1 Confidentiality, below. The foregoing requirements will not prohibit the licensed use of the Licensed Software in the intended operational environment where the operation of same may be observed by persons other than Customer.

     2.7 Updates. All updates, revisions, and new releases of the Licensed Software and Documentation as may be made available by CONNECT to Customer are subject to the provisions of this Agreement.

     2.8 Backup Hardware. Customer may use a single back-up or replacement CPU as a substitute for a Designated Platform CPU at any time, provided that Customer provides CONNECT with written notice of such hardware substitution, including the information required for the Designated Platform CPU in Exhibit A within seven (7) days of such replacement.

     2.9 The parties agree that they shall finalize and enter into a Hosting Agreement and Custom Application Development Agreement in the forms currently circulated among the parties, with changes agreed to on November 7, 1995 and such additional changes as the parties agree.

                   Section 3 - Software Maintenance Services
     3.1 Licensed Software Technical and Customer Support. Customer, at its sole option, within ninety days after the execution of this agreement may order maintenance services with respect to the Licensed Software pursuant to the terms and conditions of CONNECT's standard Software Maintenance Addendum. The fee for maintenance services, if elected by Customer, are set forth in Section 3 of Exhibit A.

                                                                          Page 2
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                              Section 4 - Payment
     4.1 License Fees. The fees for the licenses granted under this Agreement are set forth on Exhibit A to this Agreement. Such fees and charges will accrue upon execution by Customer of this Agreement or, with respect to future orders, a supplement to this Agreement. All such fees and charges will be invoiced by CONNECT to Customer and must be paid in full within thirty (30) days after the invoice date or applicable date due under Exhibit A or as otherwise specified on Exhibit A to this Agreement. All payments are due in United States dollars. CONNECT reserves the right to apply a service charge to the undisputed unpaid balance at the rate of 1.5% per month (but in no event more than the maximum rate allowed by law) for any undisputed fee or charge not paid within thirty
(30) days after the invoice date. If Customer fails to pay any undisputed invoice when due, CONNECT will have the right to institute collection or other due procedures to recover same, and Customer will be responsible for all costs of collection incurred by CONNECT, including without limitation litigation costs, reasonable attorneys' fees and court costs. CONNECT also reserves the right to discontinue or suspend any services to Customer, including the termination of this Agreement for Customer's failure to make timely payment of undisputed applicable fees or charges, without penalty to CONNECT.

     4.2 Taxes. All sales, use, value-added, personal property, and other taxes, customs and duties (other than income tax), arising out of the licenses granted or services provided under this Agreement will be paid by Customer, or, if CONNECT is required or chooses to pay any of the same, will be reimbursed to CONNECT by Customer.

     4.3   Audit.  During the term of this Agreement, and for a period twelve
(12) months thereafter, Customer will maintain books and records in connection with its use and distribution of the Licensed Software pursuant to this Agreement in sufficient detail to permit CONNECT to verify Customer's compliance with the terms and conditions of this Agreement. CONNECT will have the right with two (2) business days prior written notice thereof through its independent auditors to inspect Customer's facilities (including computers) and records to verify compliance with the terms and conditions of this Agreement, including the amount of license fees, and other amounts payable to CONNECT hereunder. Any such audit will be conducted during regular business hours at Customer's offices and will not interfere unreasonably with Customer's business activities. Audits will be made no more than once annually.

                       Section 5 - Term and Termination
     5.1 Term and Termination. This Agreement is effective until terminated. Upon prior written notice, either party may terminate this Agreement if the other party becomes insolvent, ceases doing business in the regular course, files a petition in bankruptcy or is subject to the filing of an involuntary petition for bankruptcy which is not rescinded within a period of forty-five
(45) days, or fails to cure a material breach of any term or condition of this Agreement within thirty (30) days of receipt of written notice specifying such breach. In addition, Customer may terminate this Agreement upon ninety (90) days prior written notice to CONNECT.

     5.2 Effect of Termination. Termination of this Agreement or any license granted hereunder will not limit either party from pursuing any other remedies available to it, including injunctive relief, nor will termination relieve Customer of its obligation to pay all fees and charges that accrued prior to the effective date of termination. However, notwithstanding the previous sentence, should Customer fail to accept Phase One of the Statement of Work of the Custom Application Development Agreement if any, then customer may terminate this Agreement for a full refund of all fees paid under this Agreement and Software Maintenance agreement of even date herewith. The following provisions will survive any termination of this Agreement: Sections 1, 2.6, 5.2, 7.1, 7.3(b), 7.4, 8.1, 8.2, 8.3, 8.4, 9.1, 9.2, 9.3, 9.4 and sections 11.1 through 11.11, inclusive.

     5.3 Return of Licensed Software. Upon termination of this Agreement or any license granted hereunder, Customer will make no further use of the applicable Licensed Software and Documentation. Within thirty (30) days after such termination, Customer will either destroy or return to CONNECT the originals and all copies of the applicable Licensed Software and Documentation in the possession or under the control of Customer and will certify to CONNECT that Customer has complied with the foregoing requirements. The foregoing obligations apply to copies of the Licensed Software and Documentation in all forms, partial and complete, in all types of media and computer memory, and whether or not modified or combined with other materials.

                     Section 6 - Delivery and Acceptance
     6.1 Delivery. All initial deliverables of Licensed Software and Documentation are listed in Exhibit A of this Agreement and will be delivered to the shipping destination on or about the delivery date set forth thereon. CONNECT

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will deliver one copy of the CONNECT Software for each Designated Platform specified on Exhibit A to this Agreement in the form of a "golden master" diskette(s) containing the Licensed Software and a diskette with the related Documentation in PageMaker format. CONNECT will use commercially reasonable efforts to ship any additional deliverables to Customer as may be ordered by Customer and accepted by CONNECT within ten (10) business days after receipt of a properly completed purchase order or execution by the parties of an appropriate supplement to this Agreement. Shipment will be at the risk of CONNECT. Customer will have ten (10) days from receipt of the shipment to verify that all deliverables have been received. CONNECT will replace any missing deliverables at no charge. All deliverables will be conclusively deemed to have been received at the end of the 10 day verification period, except for those deliverables identified by Customer as missing during such 10 day verification period. An additional 10 day verification period will apply beginning upon receipt of the shipment of the replacement deliverables.

     6.2 Acceptance. Licensed Software will be accepted by Customer if it performs substantially as described in its then current applicable Documentation. Failure of Customer to inform CONNECT of acceptance or non-acceptance within the ten (10)day period following completed delivery, or commercial use of the deliverables by Customer, will constitute acceptance.

                         Section 7 - LIMITED WARRANTY
     7.1 Right to License. CONNECT warrants that it has the right to license the Licensed Software and Documentation to Customer on the terms and conditions set forth in this Agreement, and that such Licensed Software and Documentation if free of any lien or encumbrance.

     7.2 Software. CONNECT warrants that, during the period of ninety (90) days following completed delivery of the Licensed Software (the "Warranty Period"), the Licensed Software (other than as modified by Customer) will perform substantially in accordance with CONNECT's then current applicable User Documentation. The media only will be free of defects in materials and workmanship when properly installed and used on the applicable Designated Platform. CONNECT does not warrant that the Licensed Software will meet any of Customer's particular requirements.

     7.3 Warranty Obligations. (a) CONNECT's sole obligations during the Warranty Period under this Section 7.2 are: (i) to replace without charge tapes, diskettes or other media embodying the Licensed Software that are defective under normal use, and (ii) to use reasonable commercial efforts to correct any material error reported by Customer to CONNECT in the then current Licensed Software release that are reproducible by CONNECT on a similarly configured CPU and operating system, as required to conform the Licensed Software to the foregoing warranty, and (b) If, after using reasonable commercial efforts, CONNECT is unable to make the Licensed Software operate as warranted, Customer will be entitled, upon return of all copies of the Licensed Software and Documentation in accordance with Section 5.3, to a refund of all the applicable license fees paid to CONNECT under this License Agreement, and the Software Maintenance agreement.

     7.4 LIMITED WARRANTY. Other than the warranties expressly stated above, there are no express or implied warranties relating to the Licensed Software, the Documentation or the services covered by this Agreement, and CONNECT expressly disclaims any implied warranties of merchantability, and fitness for a particular purpose.

                         Section 8 - Indemnification
     8.1 Indemnification by Connect. CONNECT agrees to defend, indemnify, and hold harmless Customer from and against any claim, suit, demand, or action (a) alleging that the Licensed Software or Documentation infringes a United States, Canada, Europe, Australia or Japan patent, copyright or trade secret or any other intellectual property right of any third party, or (b) arising from a breach of this Agreement by CONNECT, including but not limited to Sections 7.1 and 11.4 hereof; provided, however, that (i) Customer shall give CONNECT prompt written notice of such claim, suit, demand, or action; (ii)
Customer shall fully cooperate with CONNECT (at CONNECT's expense) in the defense and settlement of such action; and (iii) CONNECT shall have sole control of the defense of such action and all negotiations for its settment or compromise, subject to Customer's reasonable approval as such relates to Customer's use of the Licensed Software and the Documentation or Customer's liability.

     8.2 Limitation of Liability. CONNECT will have no liability with respect to any claim of infringement arising out of (i) any modification of the Licensed Software or Documentation, or any use of the Licensed Software or Documentation in combination with other software or equipment not provided or specified in writing by CONNECT, (ii) any markings or branding placed on Licensed Software or Documentation by, or at the request of, Customer, (iii)

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CONNECT's compliance with specifications provided by Customer, provided that such claim does not arise from the method by which CONNECT chose to comply with such specification or (iv) use of other than the most recent version of the Licensed Software or Documentation. CONNECT shall not be liable for any costs or expenses incurred without its prior written authorization.

     8.3 CONNECT Options. In the event that any such final judgment of infringement is entered, or CONNECT believes is likely to be entered, CONNECT may at its expense: (i) modify the Licensed Software and/or Documentation to be non-infringing, (ii) obtain for Customer the right to continue using the Licensed Software and/or Documentation or, if neither of the foregoing remedies are available to CONNECT on commercially reasonable terms, (iii)terminate the applicable license and refund the unamortized portion of the license fee paid for the Licensed Software and/or Documentation, with such amortization being calculated over a three (3) year period beginning with delivery of the Licensed Software, and terminate the Software Maintenance Agreement, if any.

     8.4 Entire Liability. THE FOREGOING STATES THE ENTIRE LIABILITY AND OBLIGATION OF CONNECT WITH RESPECT TO INFRINGEMENT OR ALLEGED INFRINGEMENT OF ANY KIND OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS BY THE LICENSED SOFTWARE OR DOCUMENTATION OR ANY PART THEREOF.

                      Section 9 - Limitation of Liability

     9.1 In no event will either party be liable for any indirect, incidental, special or consequential damages arising out of this Agreement, including without limitation loss of profits, revenues, data or use, whether in an action in contract or tort or any other form of action, even if either party has been advised of the possibility of such damages. THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING THE FAILURE OF THE ESSENTIAL PURPOSE OF ANY LIMITED REMEDY. Nothing in this section 9.1 shall be deemed to reduce CONNECTs liabilities under section 8.1 above.

     9.2 Except for CONNECT's liability under Section 8.1 above, neither party's liability for damages in connection with this Agreement, whether in an action in contract or tort or any other form of action, will in no event exceed the amount of fees actually paid by Customer to CONNECT under this Agreement.

     9.3 No action may be brought or arbitration demanded by Customer for any dispute arising out of or in connection with this Agreement at any time more than TWELVE (12) months after Customer became aware of the facts occurred giving rise to the cause of action or dispute.

     9.4 Customer is responsible for the selection of software products to satisfy its requirements, and for the data and other results obtained from operation of the Licensed Software. CONNECT will have no liability to Customer or third parties in connection with such data and other results.

                     Section 10 - Government Contracting

     See "Government Contracting Addendum" if applicable.

                             Section 11 - General
     11.1 Confidentiality. Both parties acknowledge that, in the course of dealings between the parties, both parties will acquire information, identified as confidential, about the other party, its business activities and operations, its technical information and trade secrets, of a highly confidential and proprietary nature. Each party will hold such information, which is identified in writing as being confidential. Customer will hold the Licensed Software and Documentation and CONNECT will hold Customer's data and content, in strict confidence and will not reveal the same except for any information generally available to or known to the public, known prior to the negotiations leading to this Agreement, independently developed outside the scope of this Agreement, lawfully disclosed by a third party, or required to be disclosed to a tribunal, provided that in the case of required disclosures to tribunals, the party will use its best efforts to obtain protective orders maintaining the confidentiality of such information.

     11.2 Notices. All notices, including notices of address change, given under this Agreement must be in writing and will be deemed effective when delivered in person or by a reputable "next day guaranteed" courier service, by facsimile (if a confirming copy is dispatched by one of the other permitted means of dispatch under this Section 11.2) or

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three (3) business days after being mailed via certified mail, return receipt requested, to the appropriate address shown on the signature page of this Agreement.

     11.3 Assignment and Successors. Except as specifically provided for herein, Customer shall not assign, transfer or convey any of its rights or licenses under this Agreement without CONNECT's prior written consent, which will not be unreasonably withheld except that Customer shall have the right to assign this Agreement in the case of a sale of substantially all of its assets, a merger or similar transaction. Subject to the foregoing, this Agreement will bind and inure to the benefit of the successors and permitted assigns of Customer and CONNECT.

     11.4 Export. If the Territory extends beyond the United States, Customer will only export, re-export or otherwise transfer the Licensed Software or Documentation to another country in full compliance with the provisions of the United States Export Administration Act and the rules and regulations thereunder, and both the Licensed Software and the Documentation will be deemed "technical data" for purposes thereof. As long as the Designated Platform is in the U.S., CONNECT represents and warrants that no export, re-export or transfer will have occurred.

     11.5 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the United States and the State of California, as applied to agreements entered into and to be performed entirely within California between California residents. The parties agree that the United Nations Convention on Contracts for the International Sale of Goods (1980) is specifically excluded from application to this Agreement. The captions appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or interpretation of this Agreement.

     11.6 Force Majeure. Except for the obligation to make payments, nonperformance of either party shall be excused to the extent that performance is rendered impossible by strike, fire, flood, governmental acts, orders or restrictions, failure of suppliers, or any other reason where failure to perform is beyond the control and not caused by the negligence of the non-performing party.

     11.7 Arbitration. Any claim, dispute, or controversy arising out of or in connection with or relating to this Agreement, including the breach or alleged breach thereof, will be submitted by the parties to binding arbitration by the American Arbitration Association in the City of San Jose, State of California or City of Seattle, State of Washington, in the state of the party against whom the arbitration has been initiated, under the commercial rules then in effect for that Association, except as provided herein. The parties will agree on one (1) arbitrator within thirty (30) days of receipt of the notice of intent to arbitrate. If no arbitrator is appointed within the time herein provided, or any extension of time which is mutually agreed upon, the Association will make such appointment within thirty (30) days of such failure. Such Association-appointed arbitrator will have a minimum of ten (10) years experience with development of software for computers and knowledge of wide area networks. The award rendered by the arbitrator will include costs of arbitration, reasonable costs for expert and other witnesses, and reasonable attorneys' fees to the prevailing party. Customer and CONNECT acknowledges that any breach of its obligations with respect to the proprietary rights of both parties or its licensors or third party suppliers will cause such party irreparable injury for which there are inadequate remedies at law and, therefore, the arbitrator may award such party equitable relief in addition to all other remedies available to them. Judgment on the arbitration award may be entered in any court having jurisdiction thereof. Nothing in this Agreement will be deemed as preventing either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the parties and the subject matter of the dispute as is necessary to protect either party's name, proprietary information, trade secrets, know-how, or any other intellectual property rights. Because both parties to this Agreement have had the opportunity to negotiate individual provisions of this Agreement, the parties agree that any arbitrator or court shall not construe any ambiguity that may exist in this Agreement against a party on the basis of that party having drafted the Agreement.

     11.8 Waiver and Severability. The waiver by either party of a breach or right under this Agreement will not constitute a waiver of any other or subsequent breach or right. In the event any provision of this Agreement is held invalid or unenforceable, the remaining provisions will continue in full force and effect.

     11.9 Amendment. This Agreement may be amended or modified only in a written document signed by an authorized representative of CONNECT and Customer.

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     11.11 Entire Agreement.  This Agreement, together with the addenda, attachments and exhibits attached hereto, is the complete and exclusive statement of the agreement between the parties and supersedes all previous and contemporaneous agreements, proposals and communications, written or oral, with respect to this subject matter. In particular, the preprinted terms and conditions of any purchase order issued or to be issued by Customer with respect to Licensed Software or related CONNECT services are hereby expressly objected to and superseded by this Agreement. A Customer purchase order that references this Agreement and that is accepted by CONNECT may serve as a supplement to this Agreement with respect to Customer's order of additional Licensed Software or related services; provided that such purchase order will be effective only as to product or services identification, quantity and price, and otherwise will be governed by terms and conditions of this Agreement.

CONNECT, Inc.                         Company: PhotoDisc
                                      "Customer"

By:  /s/ THOMAS KEHLER                By:  /s/ THOMAS D. HUGHES
   -----------------------               -----------------------

Name:   Thomas Kehler                 Name:   Thomas D. Hughes
     ---------------------                 ---------------------
Title:  President and CEO             Title:  President
      --------------------                  --------------------
Date:     11/7      ,1995             Date:     11/7      ,1995
     ---------------------                 ---------------------
Telephone:  (415) 254-4000            Telephone:  (206) 441-9355
          ----------------                      ----------------
Fax:        (415) 254-4800            Fax:        (206) 441-9379
    ----------------------                ----------------------

                           Software License Agreement
                                   EXHIBIT A

1.    Licensed Software
      -----------------
1.1   CONNECT Software Licensed to Customer and associated Documentation:
      1.1.1   OneServer Version: 1.0
              Number of copies: 1 4 concurrent user class license

      1.1.2   OneManager Version: 1.0
              Number of copies: 1

1.2 For the purpose of this Agreement a OneServer four concurrent user class license shall enable Customer to execute approximately 100,000 Internet hits per a 24 hour period. In the event that Customer exceeds by 10% an average of 100,000 hits per day over any quarterly period, the Customer agrees to upgrade to an eight concurrent user class license, at CONNECT's then current license fee for such additional license or to terminate this License without liability. For the purposes of this Agreement, a Third Party Software four concurrent user license shall enable Customer to execute the Third Party Software on the Designed Platform, or any Designated Platform permitted pursuant to section 4.1 below this Exhibit A.

1.3   Third Party Software Licensed to Customer:
      1.3.1   ORACLE-RDBMS Server           Version: 7 runtime
              Number of copies: 1 4 concurrent user class license.

      1.3.2   FULCRUM-Text Search  Version: 2.0
              Number of copies: 1 4 concurrent user class license.

      1.3.3   RSA Encryption Software


2.    Licensed Software Licensee Fees and Related Charges:
      ----------------------------------------------------
2.1   All Licensed Software (above) = $[   *   ]/copy)
      -----------------------------
      Subject to the following discount schedule:
      a)     [*]% Discount if paid for by 12/31/95
      b)     [*]% Discount if paid for by March 31, 1996.
      c)     [*]% Discount if paid for during the balance of 1996.

2.2   CONNECT at Customer's option shall provide installation support at
      $[   *  ] per day.

2.3   CONNECT at Customer's option shall provide system administration
      training at $[   *  ] per day.

2.4   CONNECT at Customer's option shall provide operations training for at
      $[   *  ] per day.

2.5   CONNECT at Customer's option shall provide network management
      setup at $[   *  ] per day.

2.6 CONNECT's travel and lodging expenses to Customer's site if in Seattle shall not exceed $[ * ] per day.

3.    Maintenance Services and Error Corrections - Enhancements Fees
      --------------------------------------------------------------

(a) Fee for optional Licensed Software Maintenance Services as described in the Software Maintenance Addendum Section 3 (exclusive of per diem and out-of-pocket expenses)[*]% of the license for Licensed Software ($[ * ]) List Price of Software License. Maintenance and updates for software developed under the Custom Application Development Agreement is not included without addition.

(b) Fee for optional Update Releases as described in the Software Maintenance Addendum Section 4 (exclusive of per diem and out-of-pocket expenses) is included in the [*]% referenced in 3(a) above.

*Confidential treatment requested.
                                                                          Page 8
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4.    Designated Platform
      -------------------

4.1   Computer central processing unit
      a.     Brand and model:     Sun Sparc Station 20 (2) 75 MHz processors
                                  512 MB RAM or Sun Sparc Station 20 with (3)
                                  75 MHz processors
      b.     Operating System:    Solaris 2.4

4.2   Installed Location (A)

             Name:                       Bill Heston
             Address:                    PhotoDisc, Inc.
                                         2013 Fourth Avenue, 4th Floor
                                         Seattle, WA  98121

             Phone:                      (206) 441-9355
             Fax:                        (206) 441-9379

      Installed Location (B)

             CONNECT's designated Data Center facility.

5.    Delivery
      --------
      5.1    Delivery Date: To be designated by Customer within 30 days prior to
                            ----------------------------------------------------
such Delivery Date.
- ------------------
      5.2    Customer Shipping Destination

             Name:                       Thomas D. Hughes
             Address:                    PhotoDisc, Inc.
                                         2013 Fourth Avenue, 4th Floor
                                         Seattle, WA  98121

             Phone:                      (206) 441-9355
             Fax:                        (206) 441-9379

6.    Billing Address
      ---------------

      SAME:

             Name:                       Thomas D. Hughes
             Address:                    PhotoDisc, Inc.
                                         2013 Fourth Avenue, 4th Floor
                                         Seattle, WA  98121

             Phone:                      (206) 441-9355
             Fax:                        (206) 441-9379

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